SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ----------------

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



       Date of Report (Date of earliest event reported): February 6, 2004


                        WITS BASIN PRECIOUS MINERALS INC.
               (Exact Name of Registrant as Specified in Charter)



          Minnesota                 1-12401                 84-1236619
(State or Other Jurisdiction      (Commission              (IRS Employer
      of Incorporation)           File Number)           Identification No.)


               800 Nicollet Mall, Suite 2690
                  Minneapolis, Minnesota                      55402
         (Address of Principal Executive Offices)           (Zip Code)


                                  612.664.0570
              (Registrant's telephone number, including area code)




          (Former Name or Former Address, if Changed Since Last Report)

Item 2. Acquisition or Disposition of Assets.

Pursuant to a Quota Purchase Agreement dated February 6, 2004 (the "Quota Agreement"), by and between Wits Basin Precious Minerals Inc., (the "Registrant") and Argyle Securities Limited, a corporation formed under the laws of Saint Vincent ("Seller"), the Registrant purchased all of the outstanding quota stock of Brazmin Ltda., ("Brazmin") a limited liability company formed under the laws of Brazil, effective as of February 6, 2004. Brazil uses Quota shares as its form of capital stock. Prior to the date of the Quota Agreement, there was no relationship between Brazmin or the Seller and the Registrant or its affiliates, officers and directors or any of its associates. Brazmin's only assets are the mineral exploration rights of four distinct regions located within the South American country of Brazil. Brazmin has never had any revenues, as its activities have been solely to search out and acquire exploration rights on properties that possess specific criteria relating to base minerals and precious minerals. A third party operator and/or financier would be engaged to begin explorations on any of the properties. Brazmin will be operated as a wholly owned subsidiary of the Registrant.

Pursuant to the Quota Agreement, in exchange for their quota shares of Brazmin, the Seller received (a) a $50,000 cash payment, (b) 700,000 shares of our common stock (the "Common Shares"), valued at $686,000 based on the closing sale price of our common stock, as quoted on the OTCBB, February 6, 2004; (c) a 5-year warrant to purchase 150,000 shares of our common stock, with an exercise price of $1.50 per share (the "Warrant Shares"), valued at $147,000 using the Black-Scholes option pricing model; (d) reimbursement of certain out-of-pocket expenses, estimated to be less than $20,000; and (e) two consulting agreements with two of the principals of Brazmin for continued services. The consulting agreements would be for a period of six months, with monthly aggregate payments of $4,000 and an option package yet to be determined. The consulting agreements will be renewable for additional six month terms should the need exist.

Pursuant to the Quota Agreement, the Registrant is required to file a registration statement covering the Common Shares and use its best efforts to have the Common Shares registered for resale under the Securities Act no later than July 5, 2004. In the event that the Common Shares are not registered by July 5, 2004, the Seller will have the sole right (exercisable within ten (10) days thereafter) to terminate the Quota Agreement. In the event of termination, the Seller is required to return the Common Shares and the Warrant Shares to the Registrant, but is entitled to retain the $50,000 cash payment and any reimbursed out-of-pocket expenses received or owed by the Registrant.

The foregoing is qualified in its entirety by reference to the Quota Agreement, which is being filed as Exhibit 10.1 to this Current Report on Form 8-K; and such exhibit is incorporated herein by reference. In addition, the Registrant is attaching as Exhibit 99.1 a Press Release dated February 9, 2004, with respect to the acquisition of Brazmin, which is incorporated herein by reference.


Item 5. Other Events

The Registrant filed a current report on Form 8-K on October 31, 2003 to announce that it had completed a private placement of units of its securities, each unit consisting of one share of the Registrant's common stock and a one-year warrant to purchase one-half share of common stock at an exercise price of $0.75 per share. The Registrant sold an aggregate of 10,190,000 units, resulting in aggregate gross proceeds of approximately $2,547,500. Pursuant to the terms of the private placement, the Registrant agreed to file a "resale" registration statement (the "Registration Statement") with the United States Securities and Exchange Commission ("SEC"), and to use its best efforts to cause the Registration Statement to become effective within one hundred and twenty
(120) days from the date that the private placement was completed. In the event the Registration Statement has not been declared effective by the SEC within one hundred twenty (120) days, the Registrant shall be obligated to pay a penalty equal to 1/5 of a share of common stock for each unit purchased. The Registrant has a Registration Statement currently under review with the SEC and will not be in compliance within the one hundred and twenty day requirement, therefore the Registrant will be issuing an additional 2,038,000 shares of its common stock forthwith.

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

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

(a) Not required

(b) Not required

(c) Exhibits

Exhibit  Description of Document
-------  -----------------------

10.1 Quota Purchase Agreement by and between Wits Basin Precious Minerals Inc. and Argyle Securities Limited dated February 6, 2004

99.1     Press release dated February 9, 2004




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

                                   SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        Wits Basin Precious Minerals Inc.


Date:  February 12, 2004                By: /s/ Mark D. Dacko
                                            -----------------------------
                                            Mark D. Dacko
                                            Chief Financial Officer





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



                                  EXHIBIT INDEX


Exhibit  Description of Document
-------  -----------------------

10.1 Quota Purchase Agreement by and between Wits Basin Precious Minerals Inc. and Argyle Securities Limited dated February 6, 2004.

99.1     Press release dated February 9, 2004.





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